Exhibit 99.1


     JAKKS Pacific(R) Reports Record Second Quarter 2005 Results;
         Company Reaffirms 2005 Revenue and Earnings Guidance


    MALIBU, Calif.--(BUSINESS WIRE)--July 20, 2005--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced record revenue and earnings results for the three and six-month periods ended June 30, 2005.
    Second quarter net sales increased to $127.1 million in 2005, compared to $109.4 million in the comparable period last year. Net income for the second quarter of 2005 increased $11.6 million, or $0.39 per diluted share, compared to $6.0 million, or $0.22 per diluted share, for the same period last year.
    The Company's net sales for the six months ended June 30, 2005 increased to $261.8 million, from $183.4 million during the same period in 2004. Net income for the first six months of 2005 was $21.7 million, or $0.73 per diluted share, compared to first six month 2004 earnings of $9.8 million, or $0.38 per diluted share.
    "The quarter was marked by record second quarter revenue and a significant increase in year-over-year profitability," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "Our diverse products continue to be well received by our customers and our acquisition of Play Along in June 2004 has positively impacted our results and has helped make JAKKS Pacific a more diversified and more profitable company. Our results reflect the outstanding efforts of our employees in developing and marketing our broad array of products to traditional and new retail channels consistent with our plan, to create a more consistent revenue flow throughout all four quarters, with products that have selling seasons counter-seasonal to those of traditional toys.
    "We continue to remain comfortable with our previously-issued guidance for 2005 of approximately $660 million in revenue and net income of approximately $70 million, or $2.28 earnings per diluted share."
    Friedman concluded, "As forecasted, we believe that we are on track to achieve record annual revenue and earnings in 2005. With the recent acquisition of the Pet Pal product line and a number of new multi-toy licensing agreements and products, we look forward to continuing to offer exciting product lines to our customers in the second half of 2005 and beyond."
    Stephen Berman, President and Chief Operating Officer, stated, "During the second quarter, we experienced continued success with a number of our product lines, namely our Fly Wheels(TM) vehicle line, marketed under the Road Champs brand; our Cabbage Patch Kids(R), Sky Dancers(R) action doll line and Doodle Bear(R) plush line, marketed under our Play Along division and we maintained the leading position in the Plug and Play category. Our action figures also performed well in the quarter. In addition, our international business continues to strengthen and was up over 100% from the second quarter of 2004 as we continued to expand the distribution of our lines to Europe, South America, Australia and New Zealand. We continue to identify opportunities for improvement in our crafts and activities, as well as seasonal lines, and are committed to maximizing their growth potential.
    "As we enter the latter half of 2005, we expect our plush toys and other lines to continue to perform to our expectations. We also expect to continue to capitalize on our TV Games product category with new offerings based on kid-focused titles such as Disney Princesses, Dora the Explorer, a second SpongeBob SquarePants title and Nick Toons, and adult interest titles such as Wheel of Fortune, as well as the introduction of our GAMEKEY expansion packs. We believe that our comprehensive line is well placed for the holiday selling season."
    Berman continued, "We are excited about what we have accomplished as we approach our tenth year in business and look forward to continuing to execute on a business strategy that we believe will hopefully position us for future growth well beyond 2005. Our financial position remains very solid, with approximately $256.4 million of working capital, including cash and equivalents of $192.5 million, and we have ample capacity to pursue additional strategic acquisition opportunities and to invest in our organic growth as well."
    JAKKS Pacific is hosting a teleconference today at 6:00 a.m. PDT (9:00 a.m. EDT) to discuss the results. Anyone interested will be able to listen to the teleconference via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com, or www.StreetEvents.com. These websites will also host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 11:00 a.m. EDT on July 20th through 12:00 a.m. EDT on August 4th. The playback can be accessed by calling 888-843-8996 or 630-652-3044 for international callers, pass code "12208083."

    About JAKKS Pacific, Inc.:

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), Pet Pal(TM) and Plug It In & Play TV Games(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(R) video games. For further information, visit www.jakkspacific.com or www.tvgames.com.

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets

                                         June 30,        December 31,
                                           2005              2004
                                       -------------     -------------
                                               (In thousands)

                                ASSETS

Current assets:
 Cash and cash equivalents                 $192,539          $176,544
 Marketable Securities                            -            19,047
 Accounts receivable, net                    77,247           102,266
 Inventory, net                              72,158            50,000
 Prepaid expenses and other current
  assets                                     26,937            24,682
                                       -------------     -------------
  Total current assets                      368,881           372,539
                                       -------------     -------------

Property and equipment                       40,187            38,213
Less accumulated depreciation and
 amortization                                29,439            27,273
                                       -------------     -------------
 Property and equipment, net                 10,748            10,940
                                       -------------     -------------

Goodwill, net                               262,754           258,331
Trademarks & other assets, net               42,438            45,136
Investment in joint venture                   4,017             9,816
                                       -------------     -------------
  Total assets                             $688,838          $696,762
                                       =============     =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses      $75,730          $108,976
 Reserve for sales returns and
  allowances                                 20,264            23,173
 Income taxes payable                        16,526            10,847
                                       -------------     -------------
  Total current liabilities                 112,520           142,996
                                       -------------     -------------

Long term debt                               98,000            98,000
Deferred income taxes                         3,384             4,281
                                       -------------     -------------
                                            101,384           102,281
                                       -------------     -------------
  Total liabilities                         213,904           245,277

Stockholders' equity:
 Common stock, $.001 par value                   27                26
 Additional paid-in capital                 282,005           276,642
 Retained earnings                          198,290           176,564
 Deferred compensation from restricted
  stock grants                               (3,458)                -
 Accumulated other comprehensive income
  (loss)                                     (1,930)           (1,747)
                                       -------------     -------------
                                            474,934           451,485
                                       -------------     -------------
  Total liabilities and stockholders'
   equity                                  $688,838          $696,762
                                       =============     =============


                 JAKKS Pacific, Inc. and Subsidiaries
              Second Quarter Earnings Announcement, 2005
            Condensed Statements of Operations (Unaudited)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
                                (In thousands, expect per share data)

Net sales                      $127,091  $109,395  $261,767  $183,381
Less cost of sales
 Cost of goods                   66,521    57,146   130,352    93,366
 Royalty expense                 11,589     9,528    27,130    15,352
 Amortization of tools and
  molds                             908     1,440     2,000     2,916
                               --------- --------- --------- ---------
 Cost of sales                   79,018    68,114   159,482   111,634
                               --------- --------- --------- ---------
  Gross profit                   48,073    41,281   102,285    71,747
Direct selling expenses          13,807    11,619    32,869    20,320
Selling, general and
 administrative expenses         17,055    19,813    36,184    35,205
Depreciation and amortization     2,597     1,528     4,943     3,017
                               --------- --------- --------- ---------
  Income from operations         14,614     8,321    28,289    13,205
Other income (expense):
 Profit from Joint Venture        1,153         4     1,303       364
 Interest, net                      (35)     (688)     (233)   (1,169)
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    15,732     7,637    29,359    12,400
Provision for income taxes        4,090     1,633     7,633     2,605
                               --------- --------- --------- ---------
Net income                      $11,642    $6,004   $21,726    $9,795
                               ========= ========= ========= =========
 Earnings per share -- diluted    $0.39     $0.22     $0.73     $0.38
 Shares used in earnings per
  share -- diluted               32,229    31,123    32,239    30,890



    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-395-2215